Exhibit 10.1

VESSEL CHARTER AGREEMENT

This Vessel Charter Agreement, dated as of August 7, 2018 (this “Agreement”), is entered into by and between Stifel Financial Corp., a Delaware corporation (“Charterer”), and Broadway Boat Company Ltd., a Cayman Islands limited company (“Owner” and, together with Charterer, the “Parties”).

RECITALS

WHEREAS, the Owner is the owner of a vessel to be specified by the Parties (the “Vessel”);

WHEREAS, Charterer desires to charter the Vessel from Owner, and Owner is willing to charter the Vessel to Charterer, for Charterer’s corporate use on the terms and conditions set forth herein;

NOW, THEREFORE, based upon the above premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Charter. From and after the date of this Agreement until terminated by either Party pursuant to 3 below, Owner does hereby agree to let and charter, and Charterer does hereby agree to hire and charter, under the terms and conditions set out in this Agreement, the Vessel for an aggregate period of time equal to a total of twelve weeks during any calendar year in which this Agreement is in effect (the “Charter Period”). The Charter Period may be used by Charterer in separate increments each having a different number of days. Owner and Charterer shall mutually agree upon the specific times, dates, and locations when Owner shall deliver the Vessel to Charterer under this Agreement, and when Charterer shall redeliver the Vessel to Owner for each such increment. Owner agrees that upon each such delivery the Vessel will be safe, staunch, strong, tight, well equipped, in good running order, condition and repair, and in every respect seaworthy and fit for the purposes of this Agreement. Charterer agrees that upon each such redelivery the Vessel will be in as good condition and working order as when delivered to Charterer for service under this Charter, ordinary wear and tear only excepted.

2.    Charter Hire. In exchange for the charter of the Vessel as described above in 1, Charterer shall pay Owner charter hire of US $275,000 per calendar year (“Charter Hire”), payable as of the date of this agreement with respect to 2018 and payable at the beginning of the calendar year thereafter for each subsequent calendar year in the Term, to such account or accounts as Owner shall designate in writing to Charterer. To the extent that Charterer directly pays or incurs any fixed expenses on behalf of Owner related to the use, operation, upkeep, and maintenance of the Vessel, including, but not limited to, crew’s wages, such amounts shall be credited by Owner towards the above Charter Hire. In addition to the Charter Hire, Charterer shall pay directly, or reimburse Owner for, as applicable, the incremental costs and expenses associated with Charterer’s use of the Vessel paid or incurred by Owner on Charterer’s behalf, including, but not limited to, the costs of the personnel, catering, customary crew gratuities, dockage fees or fuel associated with Charterer’s use of the Vessel. Charterer will also be responsible for any state taxes associated with the Charter Hire. Charterer and Owner agree that the aggregate amounts owed by either party to the other over the course of a year may be settled annually on a net basis on or about December 31 of that year. In addition, this Agreement shall be subject to the additional terms and conditions attached hereto as Exhibit A which is incorporated herein by reference.

3.    Term and Termination. Either Party may terminate the Charter Period at any time by written notice to the other Party. The period beginning of the date hereof and ending on the date on which this Agreement is so terminated is referred to herein as the “Term.”

4.    Governing Law. This Agreement shall be governed by and construed in accordance with the admiralty and maritime laws of the United States and to the extent applicable and not inconsistent therewith, the laws of the State of New York (without giving effect to its conflicts of law principles).

5.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, provided that all such counterparts, in the aggregate, shall contain the signatures of all parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format shall be effective as delivery of a manually executed counterpart to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Vessel Charter Agreement to be executed as of the date first written above.

CHARTERER:

STIFEL FINANCIAL CORP.

By:	/s/ James M. Zemlyak
Name:	James M. Zemlyak
Title:	Chief Financial Officer

OWNER:

BROADWAY BOAT COMPANY LTD.

By:	/s/ Ronald J. Kruszewski
Name:	Ronald J. Kruszewski
Title:	Authorized Person

Exhibit A

Terms and Conditions

1.	Crew.

a.	Charterer shall be responsible for procuring the services of a fully-qualified and properly-credentialed crew to operate the Vessel under this Agreement.

b.	Charterer shall be responsible for procuring the services of additional crew to host Charterer on the Vessel under this Agreement.

c.

Only fully-qualified and properly-credentialed crew members who are included under the insurance coverage required to be maintained hereunder shall be permitted to operate the Vessel during any period during which Charterer uses the Vessel. All crew utilized by Charterer hereunder shall comply with all applicable laws and regulations and the requirements of all applicable operations and maintenance manuals.

2.	Operational Control; Operations.

a.

Notwithstanding anything in this Agreement to the contrary, Charterer shall have complete and exclusive operational control, and complete and exclusive possession, command and control, of the Vessel and the crewmembers for all usage during the Charter Period.

b.

The Vessel shall be employed only in the usual and ordinary course of Charterer’s business. Charterer warrants that the Vessel shall be employed only in a lawful service and in waters considered safe and proper for the Vessel’s size and capacity. Neither Owner nor Charterer shall permit the Vessel to be maintained, navigated, used or operated in violation of any law, rule, regulation, ordinance or order of any governmental authority having jurisdiction, or in violation of any certificate, license or registration relating to the Vessel, or in any manner that would expose the Vessel to a risk of arrest, seizure or forfeiture or that would breach any warranties in any policy of insurance.

3.

Regulatory. Owner shall obtain and maintain, or shall cause to be obtained and maintained, in full force and effect any necessary certificates, licenses, permits and authorizations required for Charterer’s use and operation of the Vessel hereunder.

4.	Records. Owner shall maintain, or shall cause to be maintained, all records required by applicable laws, rules or regulations in connection with the operation of the Vessel during the Charter Period.

5.

Insurance. Owner and Charterer shall each maintain, or cause to be maintained, insurance against such risks, in such amounts, with such policy provisions, and with such carriers, as would be maintained by a prudent owner or operator, respectively, of vessels similar to the Vessel for the purposes for which Owner and Charterer use the Vessel.

6.	Maintenance. Owner shall, at its sole cost and expense, maintain, or shall cause the Vessel to be maintained, in accordance with applicable regulatory and other requirements.

7.

Liens. Charterer shall not have any right, power or authority to create, incur, suffer or assert against the Vessel any liens, claims, or encumbrances (“Liens”) other than those created by Owner. Charterer will notify Owner of any Lien created by Charterer that shall attach to the Vessel, or any part thereof, or interest therein, within a reasonable time of Charterer’s actual knowledge and learning of such attachment. In the event, notwithstanding the foregoing, any Lien shall be placed upon the Vessel during the Charter Period, or after redelivery, or in the event the Vessel shall be levied against or taken into custody by virtue of any legal proceedings in any court, based upon a claim or cause of action, valid or invalid, founded or unfounded, alleged to have arisen during the Charter Period (except claims or causes of action due to Liens created by Owner), Charterer shall, within a reasonable time and as such action may be within its control, cause the Vessel to be released and/or the asserted Lien to be discharged, and shall indemnify and hold harmless Owner from any and all claims and liabilities concerning such Liens.

8.

Actions on Termination. Not later than thirty (30) days after the termination of the Term of this Agreement, a full accounting shall be made between Owner and Charterer and all accounts shall settled between the Parties.

9.	Cross Indemnities; LIMITATION ON LIABILITY.

a.

Without limiting their respective obligations hereunder, each Party (in each case, the “Indemnitor”) hereby indemnifies and holds harmless the other Party and its affiliates and their respective officers, directors, partners, employees, shareholders, members and managers (in each case, collectively, the “Indemnitee”) for any claim, damage, loss, or reasonable expense, including reasonable attorneys’ fees (an “Indemnified Loss”), resulting from bodily injury or property damage arising out of the ownership, maintenance or use of the Vessel which results from the gross negligence or willful misconduct of such Party; provided, however, that neither Party will be liable for any Indemnified Loss to the extent that:

i.	Such loss is covered by insurance pursuant to Section 5 above;

ii.	Such loss is covered by insurance pursuant to Section 5 above, but the amount of such loss exceeds the policy limits specified by Owner;

iii.	Such loss consists of expenses incurred in connection with any loss covered in whole or in part by insurance pursuant to Section 5 above but such expenses are not fully covered by such insurance; or

iv.	Such loss is caused by the gross negligence or willful misconduct of the Indemnitee.

b.	Each Party agrees to look to the insurance required to be maintained hereunder prior to seeking indemnification from the other Party hereunder.

c.

LIMITATION ON LIABILITY. EACH PARTY ACKNOWLEDGES AND AGREES THAT: (I) THE PROCEEDS OF INSURANCE TO WHICH IT IS ENTITLED, (II) ITS RIGHTS TO INDEMNIFICATION FROM THE OTHER PARTY HEREUNDER; AND (III) ITS RIGHT TO DIRECT DAMAGES ARISING IN CONTRACT FROM A BREACH OF THE OTHER PARTY’S OBLIGATIONS UNDER THIS AGREEMENT, ARE THE SOLE REMEDIES FOR ANY DAMAGE, LOSS, OR EXPENSE ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9(C), EACH PARTY WAIVES ANY RIGHT TO RECOVER ANY DAMAGE, LOSS OR EXPENSE ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR OR HAVE ANY DUTY FOR INDEMNIFICATION OR CONTRIBUTION TO THE OTHER PARTY FOR ANY CLAIMED INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, OR FOR ANY DAMAGES FOR LOSS OF USE, REVENUE, PROFIT, BUSINESS OPPORTUNITIES AND THE LIKE, OR FOR DEPRECIATION OR DIMINUTION IN VALUE OF THE VESSEL OR INSURANCE DEDUCTIBLE, EVEN IF THE PARTY HAD BEEN ADVISED, OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE

CONTRARY, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY FOR ITS PERFORMANCE OR FAILURE TO PERFORM ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, IN THE CASE OF ITS NEGLIGENCE) EXCEPT IN THE CASE OF ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

d.

No provision herein shall be construed to be a waiver on the part of Owner or Charterer of the benefit of any limitation of, or exemption from, liability accorded the owner or charterer of a vessel by any applicable statute or rule of law.

e.	The provisions of this Section 9 shall survive the termination or expiration of this Agreement.

10.

Notices. All notices or other communications delivered or given under this Agreement shall be in writing and shall be deemed to have been duly given if hand-delivered, sent by certified or registered mail, return receipt requested, or nationally-utilized overnight delivery service or Portable Document Format (“PDF”), as the case may be. Such notices shall be addressed to the Parties at the addresses set forth above, or to such other address as may be designated by either Party in a writing delivered to the other in the manner set forth in this Section 10. Notices sent by certified or registered mail shall be deemed received three (3) business days after being mailed. All other notices shall be deemed received on the date delivered.

11.

Relationship of Parties. The relationship of the Parties created by this Agreement is strictly that of owner and charterer. Nothing in this Agreement is intended, nor shall it be construed so as, to constitute the parties as partners or joint venturers or as principal and agent.

12.

Integration. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all other agreements, understandings, communications, representations or negotiations, whether oral or written, between the parties with respect to the use by Charterer of the Vessel. There are no other agreements, representations or warranties, whether oral or written, express or implied, relating to the use of the Vessel by Charterer that are not expressly set forth or referenced in this Agreement.